Equity Transfer Agreement of Anhui Xuelingxian Pharmaceutical Company

Transferor: Li Shulan (hereinafter referred to as “Party A”)
Domicile: No.238, East Renmin Road, South Urban District, Bozhou City, Anhui Province
ID No. 342126195510160824

Transferor: Zhang Hong (hereinafter referred to as “Party B”)
Domicile: 1st Door No.1605, No. 9 Building, Beihai Xinju, Linhe Street, Erdao District, Changchun City
ID No. 341281197808060840

Transferor: Wang Dandan (hereinafter referred to as “Party C”)
Domicile: No.238, East Renmin Road, Qiaocheng District, Bozhou City, Anhui Province
ID No. 341281199109190880

Transferee: Binomial Biopharm Group Limited (hereinafter referred to as “Party D”)
Legal Address: Unit 04, 7/F, Bright Way Tower, No. 33 Mong Kok Road, Kowloon, Hong Kong
No. of Registration Certificate: 51135670-000-09-09-1
Legal Representative: Tsai, Meili
Post: Executive Director

Anhui Xuelingxian Pharmaceutical Company (hereinafter referred to as “the Company”) was incorporated on July 23, 2008, which is contributed by Li Shulan with the amount of 2.072 million Yuan, Zhang Hong with the amount of 1.554 million Yuan and Wang Dandan with the amount of 1.554 million Yuan, accounting for 40%, 30% and 30% equity of the total investment respectively.

The Company has the registered capital of 5.18 million Yuan, and it is completely merged the equity by Binomial Biopharm Group Limited with the amount of 5.18 million Yuan.

Party D is transferred the equity by Party A with 40% equity, Party B with 30% equity and Party C with 30% equity. The Agreement is made by the four parties with regards to the equity transfer through negotiation:

I.	Share & Price, Performance Term and Method of the Equity Transfer

1. Party A holds 40% equity of the Company. According to the former Articles of Association, Party A shall invest 2.072 million Yuan; and the actual investment is 2.072 million Yuan. Now, Party A transfers 40% equity to Party D in 2.072 million Yuan.

Party B holds 30% equity of the Company. According to the former Articles of Association, Party B shall invest 1.554 million Yuan; and the actual investment is 1.554 million Yuan. Now, Party B transfers 30% equity to Party D in 1.554 million Yuan.

Party C holds 30% equity of the Company. According to the former Articles of Association, Party C shall invest 1.554 million Yuan; and the actual investment is 1.554 million Yuan. Now, Party C transfers 30% equity to Party D in 1.554 million Yuan.

2. Party D shall pay 30% transfer amount to the account designated by Party A, Party B and Party C within 30 days after the date of the Agreement coming into effect and receiving new Business License; pay 30% transfer amount to the account designated by Party A, Party B and Party C within 60 days; and pay 40% transfer amount to the account designated by Party A, Party B and Party C within 90 days. Party A, Party B and Party C shall deliver all official seals and relevant authorized signatures to the designated personnel of Party D within one month after the Agreement coming into effect.

II.	Rights & Obligations of the Parties Concerned

Party A, Party B and Party C shall hereby guarantee that they have all requisite power, authority and legal capacity to dispose the equity proposed to be transferred to Party D, and the equity interests are free from any lien or hypothec, and without any third party recourse. Otherwise, Party A, Party B and Party C shall bear all economic and legal liabilities herein aroused.

III. Responsibilities of the Company’s Profit and Loss (Including Claims and Debts)
Party D shall assume the profit risk and loss of the foreign-owned company after the Company finishing all administrative examination & approval and registration procedures like internal-to-external transfer and the registration change for industry and commerce.

Party A, Party B and Party C shall assume the assets or debts that are not disclosed before the equity transfer of the Company and the new shareholder shall assume the assets or debts disclosed.

III.	Breach of Agreement

1.
Once the Agreement takes effect, the four parties shall execute actively, if one party doesn’t completely execute in accordance with the regulations of the Agreement, it shall assume the responsibilities according to the laws and regulations of this Agreement.

2.
If Party D cannot pay the equity price within the time limit, it shall pay the liquidated damages to Party A, Party B and Party C according to 5/10000 of the transferred amount of overdue part for each overdue day. If Party A, Party B and Party C have loss owing to the default of Party D, and the amount liquidated damages paid by Party D is lower than the actual loss, Part D shall make compensation separately.

3. If Party D cannot handle procedures of change registration, or it cannot conclude the Agreement caused by Party A, Party B and Party C, Party A, Party B and Party C shall pay the liquidated damages to Party D with the proportion of 5/10000 of the transferred amount. If Party D has loss caused by Party A, Party B and Party C and the amount of liquidated damages is lower than the actual loss, Party A, Party B and Party C must make compensations separately.

IV.	Disputes Solution

The disputes aroused from this agreement shall be solved by the four parties through negotiation; if the negotiation is failed, it can submit for arbitration to Shenzhen Branch of China International Economic and Trade Arbitration Commission.

V.	Change or Termination

The agreement shall be changed or terminated if one of the following situations occurs, and the change or termination will take effect after the signing of relevant personnel and approval of original examination organ:

The contract cannot be executed owing to force majeure factors;

It is approved through negotiation of the relevant parties owing to change of the situations.

VI.	Assuming of Relevant Fees

The fees related to the transfer during the transfer process (such as the fees of certification, auditing and registration change of industry and commerce) shall be assumed by Party D.

VII.	Conditions for Taking Effect

This agreement will take effect after the signing of the four parties and approval of the examination organ; the four parties shall handle the procedures for registration change in the administration organ of industry and commerce within three days since the effective date of the agreement.

IX. This agreement has seven copies, with the four parties holding one respectively, Anhui Xuelingxian Pharmaceutical Company holding one, the examination organ holding one and the industry & commerce organ holding one.

Transferor (seal):
Party A (signature): Li Shulan
Party B (signature): Zhang Hong

Party C (signature): Wang Dandan

Transferee (signature): for and on behalf of Binomial Biopharm Group Limited
Party D (signature):	Tsai, Meili
Authorized Signature
Date: May.8, 2010